Exhibit 23.1

CONSENT OF INDEPENDENT AUDITOR

We hereby consent to the incorporation by reference in the Registration Statements on Form S-3 (No. 333-259928) and Form S-8 (No. 333-221964 and 333-194943) of 2U, Inc. of our report dated November 6, 2021 relating to the financial statements of edX Inc., which appears in this Current Report on Form 8-K/A.

/s/ PricewaterhouseCoopers LLP

Boston, MA

January 26, 2022